Exhibit 99.2
Bulletin No.: 2011-04
March 1, 2011
TO: STOCKHOLDERS
SUBJECT: FHLBanks Joint Capital Enhancement Agreement
I am pleased to announce that the 12 Federal Home Loan Banks (FHLBanks) have entered into a Joint Capital Enhancement Agreement (Agreement) intended to enhance the capital position of each individual FHLBank and the FHLBank System. The Agreement requires the FHLBanks to allocate that portion of their earnings that historically has been paid to satisfy their Resolution Funding Corporation (REFCORP) obligations to a new restricted retained earnings account after the REFCORP obligations are fully satisfied, which is expected to occur later this year.
Each FHLBank is currently required to contribute 20 percent of its earnings toward the payment of interest on REFCORP bonds. The Agreement provides that, upon complete satisfaction of the FHLBanks’ REFCORP obligation, each FHLBank will contribute 20 percent of its net income to a restricted retained earnings account until the balance of that account equals at least one percent of the FHLBank’s consolidated obligations.
The new restricted retained earnings account is modeled on “legal reserve” accounts to which the FHLBanks were required by statute to contribute 20 percent of their earnings prior to the imposition of the REFCORP obligation in 1989.
Restricted retained earnings will not be available to pay dividends, but will remain on an FHLBank’s balance sheet as an additional capital buffer against potential losses. While the Agreement provides that restricted retained earnings will not be available to pay dividends, the Agreement does not place any new restrictions on an FHLBank’s ability to pay dividends from other current or retained earnings.
The Agreement is intended to benefit FHLBank members by helping to ensure that members continue to have ready access to liquidity from each FHLBank during times of stress by further strengthening the balance sheet of each FHLBank. The creation of an additional buffer on each FHLBank’s balance sheet to help absorb potential losses will also provide additional protection for members’ capital stock investment in its FHLBank.

For more information about the Agreement, please refer to the Joint Capital Enhancement Agreement Q&A, which is available on our website. If you have any questions or comments on the Agreement, please contact your Member Sales Officer at 800.442.9841.
Sincerely,
Terry Smith
President and Chief Executive Officer
###